Exhibit 99.1

Delta Apparel Announces Preliminary Second Quarter 2010 Results

– Record Second Quarter Revenue of Approximately $91 Million –

– Diluted EPS in Range of $0.09 to $0.11 –

– Raises Fiscal 2010 Sales and EPS Guidance -

– Completed Acquisition of Art Gun Technologies, LLC –

GREENVILLE, S.C.--(BUSINESS WIRE)--January 11, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) today announced that second quarter revenues increased 24% to approximately $91 million compared to $73.4 million in the prior year second quarter.

The Company expects earnings for the quarter ended December 26, 2009 to be in the range of $0.09 to $0.11 per diluted share. This range includes a charge of $0.03 per diluted share relating to the mediated settlement of the lawsuit filed against the Company by the bankruptcy trustee for National Gas Distributors, LLC which was settled in December 2009. The prior year second quarter earnings were $0.07 per diluted share, which included a favorable tax adjustment of $0.04 per diluted share.

Fiscal 2010 Guidance

The Company is raising its expectations of net sales and earnings for the 2010 fiscal year ending July 3, 2010. For the full fiscal year 2010, the Company now expects net sales in the range of $375 to $385 million compared to its prior guidance of net sales of $360 to $380 million and its fiscal 2009 net sales of $355.2 million. Diluted earnings are now expected to be in the range of $0.95 to $1.10 per share compared to its prior guidance of diluted earnings of $0.80 to $1.00 and its fiscal 2009 earnings of $0.76 per diluted share.

The improved outlook for fiscal 2010 reflects the stronger than anticipated sales and earnings achieved in the first half of the fiscal year. The Company, however, remains concerned about the U.S. economy and its ongoing impact on consumer spending. In addition, the dramatic increase in cotton prices will negatively impact the Company’s future profitability unless it can pass these higher costs to its customers. While the Company believes it has taken into consideration the heightened risk factors associated with the current economic climate, significant deterioration in the economy could negatively impact the Company’s ability to achieve its expectations.

The Company plans to report fiscal 2010 second quarter results on Monday, January 25, 2010 after the market closes.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “Our sales growth across all business units combined with improved profitability is a major accomplishment. For the past several quarters we have been building market share in all of our operating divisions, allowing us to better leverage fixed manufacturing and administrative cost. We are encouraged to achieve this growth while most apparel markets have been contracting, and believe we are well positioned to enjoy further growth as market conditions improve. Our sales expansion continues to be driven from our focus on designing and delivering a broad range of apparel products across diverse distribution channels. We continue to develop sales opportunities within our existing businesses, and the acquisition of Art Gun provides us direct entrée into the customized apparel market. Our manufacturing performance is improving as we make further progress to increase efficiencies, improve quality and reduce costs. As the spring selling season approaches, we believe our competitive position and operational capabilities position us well to maintain the Company’s trend of sales growth and increasing profits in the second half of fiscal year 2010.”

The Company also announced that it completed the previously announced acquisition of substantially all of the net assets of Art Gun Technologies, LLC on Monday, December 28, 2009. Through its innovative technology, or “virtual art studio,” Art Gun provides shoppers the ability to design apparel products by choosing different styles, colors and graphics to create their one-of-a-kind customized garment. Art Gun’s unique software application can be fully integrated into a company’s e-commerce platform, allowing Art Gun to manage the entire process from web design and integration to digitally printing and shipping the garment. Art Gun was founded in 2009 and is headquartered in Miami Lakes, Florida.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through its newest acquisition, Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations
Integrated Corporate Relations
Brendon Frey, 203-682-8200